DILUTION AGREEMENT

THIS AGREEMENT made this 22nd day of December, A.D., 2006.

BETWEEN:
COUNTY LINE ENERGY CORP., a body corporate, having an office in the City of Calgary in the Province of Alberta, (hereinafter called "the Grantor")
PARTY OF THE FIRST PART

- and -

NUANCE EXPLORATION LTD., a body corporate, having an office in the City of Vancouver in the Province of British Columbia, (hereinafter called "the Participant")
PARTY OF THE SECOND PART

WHEREAS, pursuant to an Agreement (hereinafter referred to as "the Participation Agreement") dated the 21st day of December, A.D., 2006, and made between the Participant and the Grantor, it is provided that the Participant by performing certain obligations in the Participation Agreement contained, will become entitled to earn an interest in certain lands therein contained, all as more particularly described in the Participation Agreement (a copy of the Participation Agreement is attached hereto as Schedule "A"); and,

WHEREAS each of the Grantor and the Participant in the Participation Agreement desires to by assuming a share of the obligations therein contained and earning a share of the interest to be earned thereunder in relation to the amount of monies in Costs that each Party to this Agreement advances under the obligations.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the covenants and agreements of the Parties as hereinafter set forth, the Parties do hereby covenant and agree as follows:

1. INTERPRETATION
(a)	The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof

(b)	The terms and expressions used herein shall have the same meanings as are ascribed to such terms and expressions under the Farrnout Agreement.

(c)	Wherever the plural or masculinie or neuter is used the same shall be construed as meaning singular, or feminine, or body politic or corporate, or vice versa as the context so requires.

2. DILUTION

2.1 The respective Interests of the Parties shall be subject to variation from time to time in the event of failure by a Party to pay its proportionate share of Costs;
a)  subject to Section 2.2, of the election by a Party not to participate in Land Costs and/or Authorizations for Expenditure (together the "Costs") or;
b)  subject to Section 2.2, of the election by a Party to pay less than its proportionate share of Costs.

2.2 Upon the happening of any of the events set forth in subsection 2.1(a)-(b), inclusive hereof, each Party's Interest shall be varied to equal the product obtained by multiplying 100% by a fraction of which the numerator shall be the amount of Costs paid by such Party and of which and the denominator shall be the total amount of Costs paid by both Parties. For the purposes of this section, the amount of Costs paid by a Party shall include the amount of Costs deemed to have been paid by that Party as set forth in Section 2.1.

2.3 In the event that a Party's Interest is reduced to five (5%) percent or less by the operation of Section 2.2 hereof, such Party shall forthwith relinquish its Interest and shall transfer such Interest to the other Party hereto in proportionate shares and shall receive as consideration therefor a payment in the amount of Ten Thousand Dollars ($10,000). In the event of such relinquishment, such Party shall have no further right to participate in any Programs and shall have no further Interest in the Property.

2.4 A Party which forfeits or reduces its Interest in the Property pursuant to Section 2.1 shall have the rights to redeem its position if the actual Costs expended is less costly by at least 25% than the budget as set out in the Costs to which the Party had not agreed, otherwise the forfeiture is final. The Operator shall not later than thirty (30) days after completion of an Costs expenditure, provide a complete statement of expenditures incurred to date. Within five (5) days of receipt of the foregoing statement, the forfeiting Party shall inform the other Party of its wish to redeem its Interest. A Party redeeming its Interest shall pay the Costs it would have paid had it participated in the Costs, plus and amount of 5% of the aforesaid Costs had it participated in the Costs. Payment shall be made by the redeeming Party to the other Party within five (5) days of providing notice of such redemption.

3. FURTHER ASSURANCE

Each of the Parties shall at all times do all such further acts and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

4. ADDRESSES FOR SERVICE

All notices, reports and other correspondence required or given under the terms of this Agreement shall be deemed to have been properly served if delivered or sent by registered prepaid mail to the following addresses:

County Line Energy Corp.

#2630, 720 - 13th Avenue S.W. Calgary, Alberta T2R 1M5

Nuance Exploration Ltd. 601, 8623 Granville St. Vancouver B.C. V6P 5A2

Any Party may from time to time change its address for service hereunder by written notice to the other Parties. Any notice may be served by personal delivery or by mailing the same by registered post, postage prepaid, in a properly addressed envelope addressed to the Party to whom the notice is to be given at its address for service hereunder, and shall be deemed to be received forty-eight (48) hours after the mailing thereof in Canada, Saturdays, Sundays and statutory holidays excepted. Any notice may also be served by prepaid telegram addressed to the Party to whom such notice is to be given at such Party's stated address for service and any such notice so served shall be deemed to be given to and received by the addressee eighteen (18) hours after the time of delivery to the telegraph office, Saturdays, Sundays and statutory holidays excepted. Any notice may also be given by telephone followed immediately by letter or telegram, and any notice so given shall be deemed to have been received as of the date and time of the telephoned notice.

5. SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding on the Parties hereto and their respective successors and permitted assigns. An assignment made by any Party hereunder shall be made pursuant to all of the terms and conditions of the 1993 CAPL Assignment Procedure which shall be deemed to be incorporated herein in its entirety.
6. PROPER LAW

This Agreement and the relationship between the Parties shall be construed and determined according to the laws of the Province of Alberta and the courts having exclusive original jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement shall be the courts of the Province of Alberta.

7. SUPERSESSION

This Agreement supersedes and replaces all other agreements, documents, writings and verbal understandings between the Parties with respect to the subject matter of this Agreement.

8. LIMITATIONS ACT The two-year period for seeking a remedial order under section 3(1)(a) of the

Limitations Act, S.A. 2000 C. L-I2, as amended, for any claim ( as defined in that Act) arising in connection with this Agreement and any of the Schedules attached hereto is extended:

(a)	for claims disclosed by an audit, two (2) years after the time this Agreement permitted that audit to be performed; or
(b)	for all other claims, four (4) years.

This Agreement may be executed in counterpart.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

County Line Energy Corp.	Nuance Exploration Ltd.
/s/ Harry Bygdnes President	/s/ James D. Bunney President

SCHEDULE "A"

This is Schedule "A" attached to and forming part of a Participation Agreement

(Highway 21 Prospect, Alberta) dated as of the 12th day of December, A.D., 2006. between County Line Energy Corp. and Nuance Exploration Ltd.

"Farmout Agreement" means the following document attached hereto

i. Term Sheet Agreement dated December 1, 2006 between Grantor and BMW Energy Inc.